Exhibit 23(d)(vi) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K

Schedule 1
to Limited Power of Attorney
dated as of March 31, 1999
by Federated Total Return Series, Inc.
(the Corporation "), acting on
behalf of each of the series portfolios
listed below, and appointing
Federated Investment Management Company
the attorney-in-fact of the
Corporation

List of Series Portfolios

Federated Limited Duration Fund
Federated Mortgage Fund
Federated Total Return Bond Fund
Federated Ultrashort Bond Fund